Exhibit 99.1

XpresSpa Group Announces Dismissal of Purported Derivative Lawsuit Filed by Moreton Binn and Marisol Binn against the Company and Certain Current and Former Directors

August 10, 2020 -- XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, today announced that U.S. District Court Judge Gregory Woods dismissed the purported derivative lawsuit that was filed in Manhattan federal court in June 2019 by Moreton Binn and Marisol Binn (through a limited liability company) against XpresSpa; certain of its current and former directors; Rockmore Investment Master Fund, L.P.; B3D, LLC; and Brian Daly.

On October 23, 2019, XpresSpa and the other defendants filed a motion to dismiss the complaint in its entirety and with prejudice. On July 13, 2020, Magistrate Judge Sarah Cave issued a 76-page Report and Recommendation recommending that Judge Woods grant XpresSpa’s motion to dismiss in its entirety for three independent reasons:

(1)	the Binns had failed to make a pre-suit demand on XpresSpa’s independent Board of Directors (a requirement for any derivative lawsuit);
(2)	the Binns were not fair and adequate representatives of XpresSpa’s shareholders for the purposes of a derivative lawsuit, as there was “evidence of ‘economic antagonisms’ between Plaintiffs and Defendants” and “the Binns hav[ing] an outsized personal interest in this litigation,” and that these facts “illustrate a potential vindictiveness by the Binns towards Defendants”; and
(3)	the Binns failed to state any plausible claims for relief with respect to any of their claims.

Magistrate Judge Cave also recommended to Judge Woods that the Binns’ request to amend their complaint be denied because it “would be allowing them a ‘third bite at the apple.’” The Binns did not object to the Report and Recommendation, and Judge Woods adopted the Report and Recommendation in its entirety on August 6, 2020, thereby dismissing all of the Binns’ claims with prejudice, meaning that the Binns cannot re-litigate these claims again.

This was the third lawsuit that the Binns or their longtime counsel have brought against XpresSpa and its former and current directors and certain other parties in the past two years. A different federal judge had previously dismissed the two earlier lawsuits.

Bruce Bernstein, XpresSpa’s Chairman, stated, “We are very happy with the court’s decision. None of the lawsuits brought by the Binns or their lawyers against XpresSpa, its directors and certain investors had any factual or legal merit, and now all three of them have been dismissed by the courts. We are glad to put this wasteful distraction behind us and vindicated that all three lawsuits were dismissed at an early stage.”

This litigation was captioned Binn v. Bernstein, 19-CV-06122, and was pending in the U.S. District Court for the Southern District of New York. XpresSpa and the other defendants were represented by Joshua Roth from Fried, Frank, Harris, Shriver & Jacobson LLP and Lawrence Gerschwer from Barnes & Thornburg LLP. Chris Clark and Sandeep Savla from Latham & Watkins LLP also represented one of XpresSpa’s former directors. The Binns were represented by Rosanne Felicello and Michael Maloney of Felicello Law P.C.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related health and wellness products, with 50 locations in 25 airports globally. Through its XpresTest, Inc. subsidiary, the Company also provides COVID-19 screening and testing under its XpresCheck™ brand at JFK International Airport. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com. To learn more about XpresCheck, visit www.XpresCheck.com.

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